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CHARTWELL INTERNATIONAL, INC.


October 12, 2000


Mr. Frank Porter
7 King Philip Drive
Millis, MA  02054

Dear Frank:

As we discussed, now that Chartwell International, Inc. is cleared for relisting, we are ready to move forward to find a major acquisition for the company. I believe that you can help us achieve our goals.

As a recap, the following represents the current developments regarding each of the company's holdings:

     1. College Bound Student Alliance, Inc.: Chartwell holds approximately 7,000,000 shares in this company, which now has revenues of over $8,000,000 (see attached Press Release). GRAD should be relisted on the NASDAQ Bulletin Board within the next several weeks. This stock traded as high as $1.60 earlier this year (before the acquisition) when the company was traded on the Bulletin Board.

     2. Gypsum: I have included a complete set of recent reports on this property. The Jack Bright report is key. We will now have to choose between doing more work on the reserves, selling the property outright with a carried interest, staking additional claims, and/or working on improving our title on six out of eighteen claims where we have a claim conflict with our neighbor, Western Gypsum.

     3. Ramona Property (200 acres): As you may recall, this property is not subdivided. To accomplish this is expensive and time-consuming. Therefore, we are in the process of offering to purchase the 25 acres which adjoins our property for $1,000,000. This purchase would be contingent upon our property obtaining a boundary adjustment as a result of the blending of the two properties. This would require approximately 90-120 days to be completed and eliminate substantial time (years) and resources (over $1,000,000).

     4. Tax loss carryforward: Chartwell holds a valuable tax loss carryforward of approximately $8,000,000, which will expire through fiscal 2015. Approximately $4,000,000 of these carryforwards expire through fiscal 2003.

Per our discussion, I have outlined the terms of our association which I trust reflect our mutual understanding:

     1. Commencing October 9, 2000, your title will be Executive Vice President - Corporate Development. We would invite you on to the Board of Directors once an acquisition has been concluded.

     2. You agree to initially devote at least twenty-five percent of your effort to this project. We will revisit this issue in 90-120 days with the objective of increasing your time commitments to fifty percent.
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     3.   You will be retained exclusively to negotiate and close, on behalf of the company, all acquisitions for a period of one year. Any viable acquisition opportunity presented to Chartwell will be forwarded to you.

     4. You will be paid a retainer in the amount of $5,000 per month, $3,000 of which will be deferred. The deferral will continue until Chartwell liquidates any of its CBSA stock holdings. (The decision to liquidate will be based on the price and volume of the stock.) At that time, Chartwell will split with you on a 50/50 basis any proceeds from the sale of CBSA stock up to the dollar amount you have accrued.

     5.   You will be reimbursed for all out-of-pocket expenses.

     6. You will retain six percent of any subsidiary company acquired. Janice Jones will also participate on an equal basis with you in consideration for her efforts on behalf of Chartwell over the past several years.

     7. You or your assigns will receive an option to purchase up to 600,000 shares of Chartwell International, Inc. stock at a price of $0.12 per share over a period of three years on the following conditions:

          a. Stock options will be vested as profitable acquisitions (which are duly approved by the Board of Directors) are completed on the basis of 300,000 shares per acquisition. All 600,000 shares to be released upon the successful completion of an acquisition(s) with $2,500,000 annual pre-tax profits.

     Please sign below and fax back if the terms are acceptable. I will then forward this to our Board of Directors for approval.

     Frank, I look forward to working with you.


     Sincerely,

     /s/ Janice A. Jones

     Dr. Janice A. Jones
     Chair of the Board




     Agreed, Approved and Understood:

     /s/ Frank Porter
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     Mr. Frank Porter                      Date